Exhibit 9
CONSENT OF G. SKRECKY
     I hereby consent to the use of my name in connection with the following report and documents, which are being filed as exhibits to and incorporated by reference into the amendment to the registration statement on Form 40-F of Northgate Minerals Corporation (the “Company”) under the United States Securities Act of 1933, as amended, being filed with the United States Securities and Exchange Commission:
1.	The report dated May 9, 2008 entitled “Technical Report on the December 31, 2007 Reserves for Kemess South Mine” (the “Kemess Report”); and

2.	The revised annual information form of the Company dated May 9, 2008, which includes reference to my name in connection with information relating to the Kemess Report, and the properties described therein.
Date: May 16, 2008

/s/ Gordon Skrecky
Name:	Gordon Skrecky
Title:	Chief Geologist, Kemess South Mine, Northgate Minerals Corporation